Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

Woburn, MA, August 6, 2009 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2009.

For the quarter ended June 30, 2009, the Company reported a net loss of $8,272,000 or $0.19 per share, compared with a net loss of $16,040,000, or $0.37 per share, for the second quarter of 2008.  For the six-month period ended June 30, 2009, the Company reported a net loss of $18,180,000 or $0.41 per share, compared to a net loss of $29,954,000, or $0.68 per share, for the six-month period ended June 30, 2008.

At June 30, 2009, the Company had a total of approximately $185,741,000 in cash, equivalents and marketable securities, which includes $47,750,000 drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities.  Net of these notes, at June 30, 2009, the Company had a total of $137,991,000.

Operational Highlights Include ARQ 197 Clinical Data Presentations At 2009 Annual Meeting of the American Society of Clinical Oncology (ASCO)

•                  Phase 1 data show good tolerability among patients treated with erlotinib plus ARQ 197, and prolonged stable disease was noted among patients with non-small cell lung cancer (NSCLC).  These data were subsequently updated and expanded upon in an oral presentation at the 13th World Conference on Lung Cancer in San Francisco, July 31 — August 4, 2009.

•                  Phase 2 interim data in Microphthalmia Transcription Factor-associated (MiT) tumors demonstrate preliminary anti-cancer activity and favorable safety profile of ARQ 197.

•                  Findings from a pharmacokinetic and pharmacodynamic trial suggest anti-angiogenic effects of ARQ 197, as measured by declines in circulating endothelial cells and decreases in apparent tumor blood flow.

“The findings with ARQ 197 presented at ASCO provide additional signals of anti-cancer activity and strengthen the therapeutic rationale for c-MET inhibition in multiple tumor types,” said Paolo

Pucci, chief executive officer of ArQule.  “Patient accrual continues as planned in our lead Phase 2 trials in NSCLC and MiT-associated tumors, as well as in safety trials in hepatocellular carcinoma and pancreatic cancer.  As we have mentioned previously, our agreement with Daiichi Sankyo provides for the selection of an additional tumor type this year, and we are on track for the conclusion of that process.

“In our second clinical-stage program, we are continuing to dose escalate and enroll patients in a Phase 1 trial with ARQ 621, a second-generation, small molecule inhibitor of the Eg5 kinesin motor protein,” said Mr. Pucci.  “We expect to conclude enrollment by late 2009 or early 2010, depending on when we reach dose-limiting toxicity.”

Revenues and Expenses

The Company reported total revenues of $6,056,000 for the quarter ended June 30, 2009, compared to revenues of $2,583,000 for the second quarter of 2008.  Revenues for the six months ended June 30, 2009 were $11,476,000, compared to revenues of $6,110,000 for the six months ended June 30, 2008.  Revenues for the 2009 three and six-month periods were primarily due to revenues from the Company’s agreements with Daiichi Sankyo for ARQ 197 and the AKIP™ (ArQule Kinase Inhibitor Platform) discovery collaboration, both signed in late 2008.  Revenues for both years also included revenue from the Company’s license agreement with Kyowa Hakko Kirin Co., Ltd.

Total costs and expenses for the quarter ended June 30, 2009 were $15,881,000 compared to $19,269,000 for the second quarter of 2008.  Total costs and expenses for the six months ended June 30, 2009 were $30,875,000 compared to $38,355,000 for the same period in 2008.

Research and development costs for the three and six-month periods ended June 30, 2009 were $12,678,000 and $24,012,000, respectively, compared with $14,980,000 and $28,432,000 for the 2008 three and six-month periods.  The decreases in research and development costs for the 2009 periods were related primarily to reduced outsourcing costs.

General and administrative costs for the three and six-month periods ended June 30, 2009 were $3,203,000 and $6,863,000 respectively, compared with $4,289,000 and $9,923,000 for the 2008 three and six-month periods.  The decreased general and administrative costs for the three-month period ended June 30, 2009 were primarily due to non-cash, stock-based compensation costs incurred in the three months ended June 30, 2008 related to the Company’s employment agreement with its current chief executive officer as well as reduced professional fees.  The decreased general and administrative costs for the six-month period ended June 30, 2009 were primarily due to reduced non-cash, stock-based compensation costs incurred in the six months ended June 30, 2008 related to the Company’s employment agreements with its previous and current chief executive officers.

Confirmed Financial Guidance

As previously stated, for 2009, ArQule expects net use of cash to range between $46 and $49 million.  Revenues are expected to range between $21 and $24 million.  Net loss is expected to range between $44 and $47 million, and net loss per share to range between $0.98 and $1.05 for the year.  ArQule expects to end 2009 with between $157 and $160 million in cash and marketable securities, which includes $47.8 million drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities. Net of these notes, the Company expects to end 2009 with net cash and marketable securities in a range of $109 to $112 million.

Conference Call and Webcast

Date:	Thursday, August 6, 2009
Time:	9:00 a.m. ET
Conference Call Numbers
Domestic:	866-510-0705
International:	617-597-5363
Participant Passcode:	48596418
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 888-286-8010 and outside the U.S. 617-801-6888.  The replay access code is 31608566.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead product, in Phase 2 clinical development, is ARQ 197, an inhibitor of the c-MET receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein.  An additional clinical-stage program includes compounds that activate the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor. The Company’s pre-clinical pipeline includes a compound designed to inhibit the BRAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™) are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations and its financial condition, and its agreements with Daiichi Sankyo Co. Ltd. and Kyowa Hakko Kirin Co., Ltd.  These statements include references to potential future milestone and royalty payments that could result from the future development of ARQ 197 and products generated from the company’s AKIP™ platform.  Failure to successfully develop these products could prevent the Company from receiving these future payments.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 2 and Phase 1 trials with ARQ 197 and a Phase 1 trial with ARQ 621, as well as progress in the pre-clinical development of products in the Company’s BRAF kinase program and its AKIP™ discovery platform.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results is not necessarily indicative of clinical efficacy and does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 and ARQ 621 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in further pre-clinical testing and in current, later-stage or larger-scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later-stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later-stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 and ARQ 621 is subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to pursue drug discovery and development successfully in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug discovery and development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Research and development revenue	$6,056	$2,583	$11,476	$6,110

Costs and expenses:
Research and development	12,678	14,980	24,012	28,432
General and administrative	3,203	4,289	6,863	9,923
Total costs and expenses	15,881	19,269	30,875	38,355

Loss from operations	(9,825)	(16,686)	(19,399)	(32,245)

Interest income	306	646	667	2,291
Interest expense	(170)	—	(336)	—
Other income (1)	1,417	—	888	—

Net loss	$(8,272)	$(16,040)	$(18,180)	$(29,954)

Basic and diluted loss per share:
Net loss per share	$(0.19)	$(0.37)	$(0.41)	$(0.68)

Weighted average basic and diluted shares outstanding	44,120	43,824	44,073	43,797

(1) Net unrealized gain from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	June 30, 2009	December 31, 2008

Cash, equivalents and marketable securities- short term	$117,373	$141,890
Marketable securities- long term	68,368	64,219
	$185,741	$206,109

Total assets	$193,400	$214,212

Notes payable	$47,750	$47,750

Stockholders’ equity	$27,690	$43,467

# # #